EXHIBIT 99.12
July 23, 2007
To: Cloud Acquisition Corporation
          Re: Equity Commitment
Ladies and Gentlemen:
     1. Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), among Cloud Acquisition Corporation, a Delaware corporation (“Parent”), Cloud Merger Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Cumulus Media Inc., a Delaware corporation (“Cloud”), pursuant to which Merger Sub will merge with and into Cloud with Cloud continuing as the surviving corporation (the “Merger”). Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Merger Agreement. MLGPE Fund US Alternative, L.P., a Delaware limited partnership is referred to herein as the “Investor.” This letter is being delivered to Parent in connection with the execution of the Merger Agreement today by Parent and Merger Sub.
     2. This letter confirms the commitment of the undersigned, subject to the conditions set forth in the Merger Agreement to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated thereby having been satisfied or waived, to purchase, directly or indirectly through one or more subsidiaries, equity securities of Parent (the “Subject Securities”) immediately prior to the time Parent and Merger Sub become obligated under the Merger Agreement to effect the consummation of the Merger for an aggregate purchase price equal to $286,000,000 (the “Commitment”), solely for the purpose of funding, and to the extent necessary to fund, (i) the Aggregate Merger Consideration (as defined in the Merger Agreement) pursuant to and in accordance with the Merger Agreement and (ii) related expenses required to be paid by Parent and Merger Sub under the Merger Agreement. The foregoing commitment of the undersigned to purchase, directly or indirectly through one or more subsidiaries, the Subject Securities is subject to the consummation of the Merger following the satisfaction or waiver of the conditions set forth in the Merger Agreement to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated thereby, the terms of this letter, and the substantially contemporaneous funding of the Debt Financing, and funding of the undersigned’s Commitment will occur contemporaneously with the Closing of the Merger and the issuance to the undersigned of the Subject Securities, provided that the undersigned shall not, under any circumstances, be obligated to contribute to Parent more than the Commitment. The total amount to be funded under this letter will be reduced in the event Parent does not require the full amount of the Commitment.
     3. The obligation of the undersigned to fund the Commitment will terminate automatically and immediately upon the earliest to occur of (a) termination of the Merger Agreement in accordance with its terms, (b) Cloud or any of its affiliates asserting in any litigation or other proceeding any claim against the Investor, including under the limited guarantee of even date herewith of the Investor (the “Limited Guarantee”), (c) any Person, other than Parent (acting through its board of directors), seeking to enforce or cause Parent to enforce the Commitment hereunder or any provisions of this letter and (d) payment in full by the Investor of its Obligation (as defined in the Limited Guarantee) under the Limited Guarantee. Upon any such termination of this letter, any obligations hereunder will terminate and none of the parties hereto shall have any liability whatsoever to any other party, except for any liability arising out of any breach hereof occurring prior to such termination.
     4. The undersigned may assign all or a portion of its obligations to fund the Commitment in accordance with the terms and conditions of the Interim Investors Agreement, of even date herewith, by and among Parent, Investor, Cloud Holding Company, LLC, a Delaware limited liability company, Lewis Dickey Jr., John Dickey, David Dickey, Michael Dickey and Lewis Dickey Sr. (the “Interim Investors Agreement”); provided, however, that, except to the extent otherwise agreed to by Parent, any such assignment shall not relieve the undersigned of its obligations under this letter.
     5. This letter shall be binding on the undersigned solely for the benefit of the addressee, and nothing set forth in this letter shall be construed to confer upon or give to any Person other than the addressee any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the addressee to enforce, the Commitment or any provisions of this letter.
     6. Notwithstanding anything that may be expressed or implied in this letter or any document or instrument delivered contemporaneously herewith, and notwithstanding that the undersigned may be a limited partnership, the addressee, by its acceptance of the benefits of this letter, covenants, agrees and acknowledges that no Person other than the undersigned shall have any obligation hereunder and that it has no rights of recovery against, and no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any Related Party of the undersigned or any Related Party of any of such undersigned’s Related Parties, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Related Party of the undersigned or any Related Party of any of such undersigned’s Related Parties, as such, for any obligations of the undersigned under this letter or any documents or instrument delivered in connection herewith or for any claim based on, in respect of, or by reason of such obligation or their creation. For the purposes of this paragraph 6, the terms “Related Party” and “Related Parties” shall mean any and all former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of a Person.
     7. This letter may only be enforced by the addressee in its sole discretion; provided, however, no party shall have any right to enforce this letter unless and until it becomes effective in accordance with its terms. None of Cloud, Parent’s creditors or Merger Sub’s creditors shall have any right to enforce this letter or to cause Parent to enforce this letter.
     8. Concurrently with the execution and delivery of this letter, the undersigned is executing and delivering to Cloud the Limited Guarantee related to performance by Parent of certain payment obligations to Cloud under the Merger Agreement. Parent’s remedies against the undersigned under the Limited Guarantee shall, and are intended to, be the sole and exclusive direct or indirect remedies available to Cloud and its affiliates against the undersigned and any Related Party of any of the foregoing in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, and the transactions contemplated thereby, including in the event Parent or Merger Sub breaches its obligations under the Merger Agreement, whether or not any such breach is caused by the undersigned’s breach of its obligations under this letter. Nothing in this letter, express or implied, is intended to or shall confer on upon any Person, other than the addressee, any right, benefit or remedy of any nature whatsoever under or by reason of this letter.
     9. This letter shall be treated as confidential and is being provided to the addressee solely in connection with the Merger. This letter may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Investor. The undersigned acknowledges that a copy of the Commitment is being provided to Cumulus Media Inc. pursuant to Section 4.04 of the Merger Agreement.
     10. This letter may be executed in counterparts and by facsimile, each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
     11. This letter shall be governed by and construed in accordance with the internal laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles or rules of conflicts of law to the extent such principles or rules are not mandatorily applicable by statute and would require the application of the laws of another jurisdiction). In addition, each party (i) irrevocably and unconditionally consents to submit itself to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in such district for the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this letter, (ii) agrees that it will not attempt to deny or defeat personal jurisdiction by motion or other request for leave from such court, (iii) waives any claim of improper venue or any claim that the courts of the State of New York are an inconvenient forum for any action, suit or proceeding between any of the parties hereto arising out of this letter or any transaction contemplated hereby, (iv) agrees that it will not bring any action relating to this letter in any court other than the above-named courts and (v) to the fullest extent permitted by law, consents to service being made through the notice procedures set forth in Section 8.07 of the Merger Agreement. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER, OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     12. This letter may not be amended except by an instrument in writing signed by each of the parties hereto.

     13. Except for the Interim Investors Agreement, this letter constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Investor or any of their respective affiliates and any other Person with respect to the subject matter hereof. The terms of this letter may not be modified or otherwise amended, or waived, except pursuant to a written agreement signed by the parties hereto.
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Very truly yours,

MLGPE FUND US ALTERNATIVE, L.P.

By:	MLGPE Delaware LLC,
its General Partner

By:	/s/ Robert F. End

Name: Robert F. End
Title:

Accepted and Acknowledged:

CLOUD ACQUISITION CORPORATION

By:	/s/ Lewis W. Dickey, Jr.
Name: Lewis W. Dickey, Jr.
Title: Chairman, President and Chief Executive Officer